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                                                        Exhibit (a)(5)(D)

Hooker Furniture Corporation                     P. O. Box 4708
                                                 Martinsville, Virginia 24115
                                                 Phone (540) 632-0459
                                                 Fax (540) 632-0026

Press Release

Contact: E. Larry Ryder                     FOR IMMEDIATE RELEASE
Phone: (540) 656-3314                       9:00 AM EDT  September 14, 2000


  HOOKER FURNITURE CORPORATION ANNOUNCES FINAL RESULTS OF TENDER OFFER BY ESOP
       TRUST TO PURCHASE UP TO 1,800,000 SHARES OF HOOKER'S COMMON STOCK


MARTINSVILLE, VIRGINIA (September 14, 2000): HOOKER FURNITURE CORPORATION today announced the final results of the tender offer by the Hooker Furniture Corporation Employee Stock Ownership Plan Trust (the "ESOP Trust") to purchase up to 1,800,000 shares of Hooker's common stock, which expired at 5:00 P.M., New York City time, on Friday, September 8, 2000.

Based on a final count by the depositary for the tender offer, 3,388,264 shares of common stock, representing approximately 44.48% of the company's outstanding shares, were properly tendered and not properly withdrawn prior to expiration of the offer, 1,800,000 of which the ESOP Trust expects to purchase at the offer price of $12.50 per share. The final proration factor for the offer was 53.12% and the total purchase price will be approximately $22.5 million.

Payment for shares accepted in the tender offer and the return of shares not accepted for purchase will be made by the depositary beginning on or about Monday, September 18, 2000.

Hooker Furniture Corporation is a leading manufacturer of wood furniture selling in the upper-medium price range of the residential market. Manufacturing facilities are located in Martinsville and Roanoke, VA, and Kernersville, Pleasant Garden, and Maiden, NC.

For further information, contact E. Larry Ryder, Senior Vice President - Finance and Administration (540) 656-3314.